Exhibit 10.10

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is made as of [                    ], 20[  ] by and between Smile Brands Group Inc., a Delaware corporation (the “Corporation”), and [                    ] (the “Indemnitee”).

RECITALS

A. WHEREAS, the Corporation recognizes that competent and experienced persons are increasingly reluctant to serve or to continue to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance or indemnification, or both, due to increased exposure to litigation costs and risks resulting from their service to and activities on behalf of such corporations;

B. WHEREAS, directors, officers and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the corporation or business enterprise itself;

C. WHEREAS, the Corporation recognizes that the defense and/or settlement of litigation (whether or not meritorious) is often beyond the personal resources of directors and officers;

D. WHEREAS, the Corporation’s Restated Certificate of Incorporation (as currently in effect, the “Certificate of Incorporation”) requires indemnification of the directors and officers of the Corporation, and Indemnitee may also be entitled to indemnification pursuant to the Delaware General Corporation Law, as amended (the “DGCL”) and the Corporation’s Amended and Restated Bylaws (as currently in effect, the “Bylaws”);

E. WHEREAS, the Corporation’s Certificate of Incorporation and Bylaws expressly provide that the indemnification provisions set forth therein are not exclusive, and authorize the Corporation to enter into contracts with respect to indemnification with any of its directors, officers, employees or agents or any other persons who serve, at the request of the Corporation, as a director, officer, employee or agent of another corporation or enterprise;

F. WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Corporation’s stockholders and that the Corporation should act to assure such persons that there will be increased certainty of such protection in the future;

G. WHEREAS, Indemnitee does not regard the protection available under the Corporation’s Certificate of Incorporation, Bylaws and insurance as adequate in the present circumstances, and may not be willing to serve as a director, officer, employee, agent or other representative of the Corporation, as applicable, without adequate protection, and the Corporation desires Indemnitee to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Corporation on the condition that he or she be so indemnified;

H. WHEREAS, it is reasonable, prudent and necessary for the Corporation contractually to obligate itself to indemnify, and to advance expenses on behalf of, the Indemnitee to the fullest extent permitted by applicable law so that they will serve or continue to serve the Corporation free from undue concern that they will not be so indemnified; and

I. WHEREAS, the Corporation, after reasonable investigation, has determined that the liability insurance coverage available to the Corporation may be inadequate in certain circumstances to cover all possible exposure for which Indemnitee should be protected, and the Corporation believes that the interests of the Corporation and its stockholders would best be served by a combination of such insurance and the indemnification by the Corporation of the directors and officers of the Corporation.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

Section 1. Indemnification Generally. To the fullest extent permitted by applicable law (as defined in Section 11 below):

(a) The Corporation shall indemnify and hold harmless Indemnitee if Indemnitee was or is a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a participant or otherwise) in any Proceeding, by reason of the fact that he or she is or was (or, at the request of the Corporation (it being understood that for purposes of this Agreement, serving at the request of Smile Brands Inc., shall be deemed serving at the request of the Corporation) has agreed to serve as) a director, officer, employee or agent (as defined in Section 11 below) of the Corporation, or is or was serving (or has agreed to serve) at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, nonprofit entity or other enterprise, whether the basis of such Proceeding is alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee in respect of an alleged breach of fiduciary duties, to the fullest extent permitted by applicable law.

(b) The indemnification provided by this Section 1 shall be from and against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement) actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding.

(c) The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(d) The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Corporation or any other corporation, partnership, joint venture, trust, nonprofit entity or other enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

Section 2. Successful Defense. Notwithstanding any other provisions of this Agreement to the contrary, to the extent that Indemnitee has been successful, on the merits or otherwise, in defense of any Proceeding referred to in Section 1 hereof or in defense of any claim, issue or matter therein, Indemnitee shall be indemnified against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement) actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection therewith. For purposes of this Agreement and without limiting the foregoing:

(a) Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect to any Proceeding if such Proceeding is disposed of, on the merits or otherwise (including a dismissal with or without prejudice), without any of the following: (i) an adjudication that Indemnitee was liable to the Corporation, (ii) an adjudication that Indemnitee did not act in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and (iii) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe Indemnitee’s conduct was unlawful; and

(b) Indemnitee shall be considered for the purposes hereof to have been successful with respect to any claim, issue or matter if such claim, issue or matter is dismissed with or without prejudice.

Section 3. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement) actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with any Proceeding, or any claim, issue or matter therein, but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement) to which Indemnitee is entitled.

Section 4. Witness Expenses. To the extent that Indemnitee is or was a witness in any Proceeding by reason of the fact that Indemnitee is or was (or, at the request of the Corporation, has agreed to serve as) a director, officer, employee or agent of the Corporation, or is or was serving (or has agreed to serve) at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, nonprofit entity or other enterprise, the Corporation shall indemnify Indemnitee against all costs and expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection therewith to the fullest extent permitted by applicable law.

Section 5. Advance Payment of Expenses. Notwithstanding any provision of this Agreement to the contrary, upon receipt of an undertaking of Indemnitee to repay the amount paid by the Corporation if it is ultimately determined that Indemnitee is not entitled to indemnification by the Corporation in the form of Exhibit A hereto, the Corporation shall advance, to the extent not prohibited by law, the expenses incurred by Indemnitee, or on Indemnitee’s behalf, in connection with any Proceeding, and upon satisfaction of the condition above, such advancement shall be made within 30 days after the receipt by the Corporation of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Indemnitee shall have the right to advancement by the Corporation prior to the final adjudication of any Proceeding of any and all expenses relating to, arising out of or resulting from any Proceeding incurred by Indemnitee, or on Indemnitee’s behalf. Without limiting the generality or effect of the foregoing, upon satisfaction of the condition above, within 30 days after any request by Indemnitee, the Corporation shall, in accordance with such request and this Section (but without duplication), (a) pay such expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such expenses, or (c) reimburse Indemnitee for such expenses. The right to advances under this Section shall continue until final disposition of any Proceedings, including any appeal thereof. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s ability to repay the expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. Advances shall include any and all reasonable expenses incurred pursuing an action to enforce this right of advancement, including expenses incurred preparing and forwarding statements to the Corporation to support the advances claimed. This Section 5 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 6.

Section 6. Limitation on Indemnification and Advancement. Notwithstanding any other provision herein to the contrary, the Corporation shall not be obligated pursuant to this Agreement:

(a) Claims Initiated by Indemnitee. To indemnify or advance expenses in connection with any Proceeding (or part thereof) initiated by Indemnitee or any of Indemnitee’s successors, assigns, heirs, executors, administrators or legal representatives (except with respect to a Proceeding brought to establish or enforce a right to indemnification, which shall be governed by the provisions of Section 10 of this Agreement), unless (i) such Proceeding (or part thereof) was authorized or consented to by the Board or (ii) such indemnification is provided by the Corporation under applicable law.

(b) Section 16 Violations. To indemnify Indemnitee on account of any Proceeding with respect to which final judgment is rendered against Indemnitee (as to which all rights of appeal therefrom have been exhausted or lapsed) for payment or an accounting of profits arising from the purchase or sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

Section 7. Notification and Defense of Claim.

(a) Promptly (in light of all facts and circumstances) after Indemnitee receives notice of the commencement of any Proceeding, with respect to which a claim is to be made against the Corporation under this Agreement, Indemnitee shall notify the Corporation of the commencement thereof. The failure to promptly notify the Corporation of the commencement of any such Proceeding, or Indemnitee’s request for indemnification, will not relieve the Corporation from any liability that it may have to Indemnitee hereunder, except to the extent the Corporation is materially prejudiced in its defense of such Proceeding as a result of such failure.

(b) The Corporation shall be entitled to participate in such Proceeding at its own expense.

(c) In the event the Corporation shall be obligated to pay the expenses, liabilities or losses (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement) of Indemnitee with respect to any Proceeding, as provided in this Agreement, the Corporation, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel reasonably acceptable to Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the engagement of such counsel by the Corporation, the Corporation will not be liable to Indemnitee under this Agreement for any attorneys’ fees subsequently incurred by Indemnitee in connection with the defense of such Proceeding unless (i) the employment of counsel by Indemnitee shall have been previously authorized in writing by the Corporation, (ii) counsel to the Corporation or Indemnitee shall have reasonably concluded that there may be a conflict of interest or position between the Corporation and Indemnitee with respect to any significant issue in the conduct of such defense, or shall reasonably believe that such a conflict is likely to arise, (iii) Indemnitee shall have reasonably concluded that such counsel engaged by the Corporation may not adequately represent Indemnitee or (iv) such counsel engaged by the Corporation shall not, in fact, have assumed such defense and be acting with reasonable diligence in connection therewith. Notwithstanding the foregoing, Indemnitee shall have the right to employ

Indemnitee’s own counsel in such Proceeding at Indemnitee’s expense, and the Corporation shall direct its counsel to reasonably cooperate with and provide information reasonably requested by Indemnitee’s counsel. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Corporation or Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

Section 8. Procedures for Indemnification.

(a) To obtain indemnification pursuant to this Agreement, Indemnitee shall promptly (in light of all facts and circumstances) submit to the Corporation a written claim therefor, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether, and to what extent, Indemnitee is entitled to indemnification. The failure of Indemnitee to promptly (in light of all facts and circumstances) submit such written claim for indemnification to the Corporation will not relieve the Corporation from any liability that it may have to Indemnitee under this Agreement, except to the extent the Corporation is materially prejudiced thereby.

(b) Promptly following the receipt of such a claim for indemnification, the Corporation shall advise the Board in writing that Indemnitee has made a claim for indemnification and, if Indemnitee has made a claim for indemnification pursuant to Section 8(a) hereof, a determination if required by applicable law, with respect to Indemnitee’s entitlement thereto, shall be made in the specific case: (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; or (ii) if a Change in Control shall not have occurred, (A) by a majority vote of the directors who are not and have not been parties to, and who are not officers, directors or partners of a party or parties to, the Proceeding in respect of which indemnification is being sought by Indemnitee (the “Disinterested Directors”), provided, that such directors constitute a quorum of the Board, (B) if a quorum of the Board cannot be obtained under the foregoing clause (A), by a committee of two or more Disinterested Directors designated by a majority vote of members of the Board (including directors other than Disinterested Directors) constituting a quorum of the Board, or (C) if there are not at least two Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; provided, however, that if a Change of Control has not occurred and Independent Counsel makes the determination that Indemnitee is entitled to indemnification under the DGCL under clause (ii)(C), the authorization of indemnification and the evaluation as to reasonableness of expenses shall be made by the persons set forth in the foregoing clause (ii)(A) or, if necessary, clause (ii)(B). If, upon written request made by Indemnitee pursuant to Section 8(a), it is so determined that Indemnitee is entitled to indemnification under this Agreement, payment to Indemnitee of all authorized indemnification amounts, shall be made within ten (10) days after such determination. The Independent Counsel shall be selected by the Corporation except in the case of (i) above, in which case it shall be selected by the Corporation and approved by the Indemnitee (which approval shall not be unreasonably withheld or delayed).

(c) Indemnitee shall cooperate with the person, persons or entity making the determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee, or on Indemnitee’s behalf, in so cooperating with the person, persons or entity making such determination shall be borne by the Corporation (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Corporation hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(d) For purposes of determining whether a director acted in “good faith,” a director seeking indemnification shall be deemed to have acted in good faith if the director’s action is based on the records or books of account of the Corporation, including financial statements, or on information supplied to the director by the officers of the Corporation in the course of their duties, or on the advice of legal counsel for the Corporation or on information or records given or reports made to the Corporation by an independent certified public accountant or by an appraiser or other expert selected by the Corporation. The provisions of this Section 8(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which an Indemnitee may be deemed to have met the standard of “good faith” or any other applicable standard of conduct set forth in this Agreement.

(e) In the event that any Proceeding is disposed of or resolved in any manner other than by adverse judgment against Indemnitee (including without limitation, settlement of such action with or without payment of money or other consideration or dismissal with or without prejudice), it shall be a rebuttable presumption that Indemnitee has been successful on the merits or otherwise in such proceeding.

(f) The Indemnitee shall be presumed to be entitled to indemnification under this Agreement upon submission of a claim for indemnification pursuant to Section 8(a), and the Corporation shall have the burden of proof in overcoming that presumption in reaching a determination contrary to that presumption. Such presumption shall be used as a basis for a determination of entitlement to indemnification unless the Corporation overcomes such presumption by clear and convincing evidence.

(g) If the person or persons so empowered to make a determination concerning Indemnitee’s right to indemnification under this Agreement shall have failed to make the determination within ninety (90) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall, to the fullest extent not prohibited by law, be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that the foregoing provisions of this Section 8(g) shall not apply if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 10(a)

Section 9. Insurance and Subrogation.

(a) For the duration of this Agreement, the Corporation shall maintain insurance, at its sole expense, to protect itself and Indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify Indemnity against such expense, liability or loss under Delaware law. The Corporation shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to maintain in effect policies of directors’ and officers’ liability insurance providing coverage for directors and/or officers of the Corporation at least substantially comparable in scope and amount to that provided by the Corporation’s current policies. The Indemnitee shall be covered by such policy or policies in accordance with its or their terms. If such policy or policies are in effect at the time the Corporation receives from Indemnitee any notice of the commencement of a Proceeding, the Corporation shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in such policy or policies. The Corporation shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policy or policies.

(b) In the event of any payment by the Corporation under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights. The Corporation shall pay or reimburse all expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such subrogation.

(c) Except to the extent contemplated under Section 13 below, the Corporation shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) if and to the extent that Indemnitee has otherwise actually received such payment under this Agreement or any insurance policy, contract, agreement or otherwise. Notwithstanding any other provision of this Agreement to the contrary, Indemnitee shall have no obligation to reduce, offset, allocate, pursue or apportion any indemnification, hold harmless, exoneration, advancement, contribution or insurance coverage among multiple parties possessing such duties to Indemnitee prior to the Corporation’s satisfaction and performance of all its obligations under this Agreement.

(d) In connection with any proposed Change in Control (limited to those events referenced in clauses (ii) - (v) of such term), the Company will endeavor for the benefit of the Indemnitee to put in place directors’ and officers’ liability insurance covering events and circumstances occurring or arising prior to such Change in Control for a period following such Change in Control with the scope and amount of coverage consistent with the directors’ and officers’ liability insurance then in effect for the benefit of the Company and the Indemnitee, on such terms and conditions, including without limitation premiums and term of years, as is deemed prevalent for similarly situated corporations in such Change of Control transactions at the time, as determined in the case of a Change in Control transaction referenced in clauses (ii), (iii) or (v) of such term by the Corporation’s or the Board’s (or special committee of the Board’s) financial advisor in connection with such Change in Control, and otherwise as determined in good faith by the Board.

Section 10. Remedies of Indemnitee.

(a) Subject to Section 10(e), in the event that (i) a determination is made pursuant to Section 8 that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of expenses is not timely made pursuant to Section 5, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 8(b) within 90 days after receipt by the Corporation of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 3 or Section 4 or the last sentence of Section 8(b) of this Agreement within ten (10) days after receipt by the Corporation of a written request therefor, (v) payment of indemnification pursuant to Section 1 or Section 2 is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, or (vi) in the event that the Corporation or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or Proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to the Indemnitee hereunder, Indemnitee shall be entitled to an adjudication by a court of his entitlement to such indemnification or advancement of expenses. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Corporation shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b) In the event that a determination shall have been made pursuant to Section 8(b) that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 10 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 10 the Corporation shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of expenses, as the case may be.

(c) If a determination shall have been made pursuant to Section 8(b) that Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 10, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 10 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Agreement. It is the intent of the Corporation that the Indemnitee not be required to incur legal fees or other expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnitee hereunder. The Corporation shall indemnify Indemnitee against any and all expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Corporation of a written request therefor) advance, to the extent not prohibited by law, such expenses to Indemnitee, which are incurred by Indemnitee, or on Indemnitee’s behalf, in connection with any action brought by Indemnitee for indemnification or advancement of expenses from the Corporation under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Corporation, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery, as the case may be.

(e) Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

Section 11. Certain Definitions. For purposes of this Agreement, the following definitions shall apply:

(a) The term “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(i)	Acquisition of Stock by Third Party. Any Person (as defined below), other than FS Capital Partners V, LLC (“Investor”) or its Affiliates (as defined below), is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Corporation representing fifty percent (50%) or more of the combined voting power of the Corporation’s then outstanding securities;

(ii)	Change in Board. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in Sections 11(a)(i), 11(a)(iii) or 11(a)(iv)) whose nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;

(iii)	Corporate Transactions. The effective date of a merger or consolidation of the Corporation with any other entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

(iv)	Liquidation. The earlier of (A) the approval by the stockholders of the Corporation or (B) the occurrence of any of the following: of a complete liquidation or dissolution of the Corporation or an agreement for the sale, transfer or disposition (in one or more transactions or series of related transactions) by the Corporation of all or substantially all of the Corporation’s assets; and

(v)	Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Corporation is then subject to such reporting requirement.

For purposes of this Section 11(a), the following terms shall have the following meanings:

(A)	“Affiliate” shall have the meaning given to such term pursuant to Rule 12b-2 promulgated under the Exchange Act (as defined below) and, with respect to Investor, shall include (i) Freeman Spogli & Co. V, L.P. and any of its direct or indirect wholly owned subsidiaries and (ii) FS Equity Partners V, L.P. or any investment fund or partnership that is organized and controlled by three or more of the principals of Freeman Spogli & Co. V, L.P.

(B)	“Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner shall exclude any Person otherwise becoming a Beneficial Owner by reason of the stockholders of the Corporation approving a merger of the Corporation with another entity.

(C)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(D)	“Person” shall have the meaning of “person” as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Corporation, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, and (iii) any corporation or other enterprise owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

(b) The term “Corporation” shall include, without limitation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, as well as the surviving or resulting corporation, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, nonprofit entity or other enterprise, shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

(c) The term “expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever, any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, any attorneys’ fees and related disbursements, any premiums, security for or other costs relating to any costs bonds, supersedes bonds or appeal bonds or their equivalents or any other costs relating to appeals, other out-of-pocket costs and reasonable compensation for time spent by Indemnitee for which Indemnitee is not otherwise compensated by the Corporation or any third party (i) for any period during which Indemnitee is not an agent, in the employment of, or providing services for compensation to, the Corporation or any subsidiary, and (ii) for any period during which Indemnitee is an agent, in the employment of, or providing services for compensation to, the Corporation or any subsidiary, if the rate of compensation and estimated time involved is approved by the directors of the Corporation who are not parties to any action with respect to which expenses are incurred.

(d) The term “fullest extent permitted by applicable law” shall include, but not be limited to: the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights to Indemnitee than such law permitted the Corporation to provide prior to such amendment).

(e) A person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Agreement.

(f) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Corporation or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Corporation agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(g) The term “Proceeding” shall be broadly construed and shall include, without limitation, (i) any actual, threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened, pending or completed claim, action, suit or proceeding, whether brought by or on behalf of or in the right of the Corporation, a governmental authority or otherwise, and (ii) any investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any actual, threatened, pending or completed claim, action, suit or proceeding, and with respect to either clause (i) or (ii), whether formal or informal, and whether of a civil, criminal, administrative or investigative nature, in which Indemnitee was, is or will be involved as a party, participant (including without limitation as a witness) or otherwise, including, without limitation, any matters relating to the corporate practice of dentistry or the provision of services to or for the benefit of dental professional corporations, by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation or any of its Affiliates.

(h) The term “other enterprise” shall include, without limitation, any employee benefit plan or any entity, business or enterprise.

(i) the term “agent” shall include, without limitation, any agent, representative, fiduciary, attorney, trustee, partner or manager in any similar capacity.

Section 12. Certain Settlement Provisions. The Corporation shall have no obligation to indemnify Indemnitee under this Agreement for amounts paid in settlement by Indemnitee of any Proceeding without the Corporation’s prior written consent, which shall not be unreasonably withheld. Except as provided below, the Corporation shall not settle any Proceeding in any manner that would impose any fine or other obligation on Indemnitee without Indemnitee’s prior written consent, which may be given or withheld in Indemnitee’s sole discretion. Notwithstanding anything to the contrary contained herein, The Corporation shall not be required to obtain the consent of the Indemnitee for the settlement of any Proceeding the Corporation has undertaken to defend if the Corporation assumes responsibility for such settlement (whether using insurance proceeds or otherwise); provided, however, that the Corporation shall be required to obtain Indemnitee’s prior written approval, which may be granted or withheld in Indemnitee’s sole discretion, before entering into any settlement which (i) does not grant Indemnitee a complete and unqualified release of liability without any cost or expense to Indemnitee: (ii) would impose any restriction or limitation on Indemnitee or (b) would admit any liability or misconduct by Indemnitee.

Section 13. Other Sources. If Indemnitee was or is serving (or has agreed to serve) at the Corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, nonprofit entity or other enterprise, the Corporation’s obligation, if any, pursuant to this Agreement, to indemnify, or advance expenses to, Indemnitee shall be reduced by any amount Indemnitee has actually collected as indemnification or advancement from such other corporation, partnership, joint venture, trust, nonprofit entity or other enterprise. If Indemnitee was or is serving in his or her capacity as a director, officer, employee or agent of the Corporation in connection with his or her employment or other relationship with Investor or another investor in this Corporation, and Investor or such other investor provides for indemnification or advancement of expenses for the benefit of Indemnitee for the matters covered by the Corporation’s obligations under this Agreement, the Corporation’s obligations, if any, pursuant to this Agreement to indemnify or advance expenses to Indemnitee shall be superior to and not pari passu or junior to Investor’s or such other investor’s obligations to Indemnitee.

Section 14. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to Indemnitee in whole or in part, it is agreed that, in such event, the Corporation shall, to the fullest extent permitted by applicable law, contribute the entire amount of Indemnitee’s expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement) with respect to any Proceeding, in such proportion as is fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company (and its directors, officers employees and agents not otherwise a party to such Proceeding) and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents not otherwise a party to such Proceeding) and Indemnitee in connection with such event(s) and/or transaction(s); provided, that, without limiting the generality of the foregoing, such contribution shall not be required where such holding by the court is due to any limitation on indemnification set forth in Sections 6, 9(c), or 12.

Section 15. Subsequent Legislation. If the DGCL is amended after adoption of this Agreement to expand further the indemnification permitted to directors or officers, then the Corporation shall indemnify Indemnitee to the fullest extent permitted by the DGCL, as so amended.

Section 16. Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (i) 10 years after the date that Indemnitee shall have ceased to serve as a director, officer, employee or agent of the Corporation or, at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, nonprofit entity or other enterprise, (ii) six months after the expiration of the applicable statute of limitations for such claim, or (iii) 1 year after the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 10 relating thereto. Nothing in this Agreement shall be deemed to limit Indemnitee’s right to indemnification under this Agreement solely because the facts and circumstances or acts or omissions giving right to such potential indemnification occurred prior to entering into this Agreement.

Section 17. Savings Clause. If any provision or provisions of this Agreement shall be held to be invalid or illegal, then the Corporation shall nevertheless indemnify Indemnitee as to any and all expense, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement) actually and reasonably incurred or suffered by Indemnitee, or on Indemnitee’s behalf, and for which indemnification is available pursuant to this Agreement, to the fullest extent permitted by any applicable portion of this Agreement that shall not have been held to be invalid or illegal and to the fullest extent permitted by applicable law.

Section 18. Form and Delivery of Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed or (d) sent by facsimile transmission, with receipt of oral confirmation that such transmission has been received:

(a) If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide to the Corporation.

(b) If to the Corporation to:

If to the Corporation:

Smile Brands Group Inc.

201 E. Sandpointe

Santa Ana, California 92707

Attn: General Counsel

Facsimile: (714) 242-0270

Section 19. Nonexclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights or remedies which Indemnitee may have or hereafter acquire under any statute, law, provision of the Certificate of Incorporation or Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise, and Indemnitee’s rights hereunder shall continue after Indemnitee has ceased acting as a director, officer, employee or agent of the Corporation (or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, nonprofit entity or other enterprise at the request of the Corporation) and shall inure to the benefit of the heirs, executors and administrators of Indemnitee. However, no amendment or alteration of the Certificate of Incorporation or Bylaws or any other agreement shall adversely affect the rights or remedies provided to Indemnitee under this Agreement.

Section 20. Enforcement. The Corporation agrees that its execution of this Agreement shall constitute a stipulation by which it shall be irrevocably bound in any court of competent jurisdiction in which a proceeding by Indemnitee for enforcement of his or her rights hereunder shall have been commenced, continued or appealed, that its obligations set forth in this Agreement are unique and special, and that failure of the Corporation to comply with the provisions of this Agreement will cause irreparable and irremediable injury to Indemnitee, for which a remedy at law will be inadequate. As a result, in addition to any other right or remedy Indemnitee may have at law or in equity with respect to breach of this Agreement, Indemnitee shall be entitled to injunctive or mandatory relief directing specific performance by the Corporation of its obligations under this Agreement.

Section 21. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent permitted by applicable law.

Section 22. Section 409A. If Indemnitee’s right to payment or reimbursement of indemnification or expenses pursuant to this Agreement would not be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to Treasury Regulation Section 1.0409A-1(b)(10), then (a) the payment or reimbursement of indemnification and expenses provided or advanced to or for Indemnitee pursuant to this Agreement in one taxable year shall not affect the amount of indemnification and expenses provided or advanced to or for Indemnitee in any other taxable year, (b) any reimbursement to Indemnitee of expenses under this Agreement shall be paid to Indemnitee on or before the last day of Indemnitee’s taxable year following the taxable year in which the expense was incurred and (c) the right to advancement, reimbursement or payment of indemnification and expenses under this Agreement may not be liquidated or exchanged for any other benefit. In addition, to the extent that this Agreement is subject to Section 409A of the Code, this Agreement shall be interpreted and enforced so as to avoid any tax, penalty or interest under Section 409A of the Code. For purposes of this Section 22, expenses shall be deemed to include in addition to those items included in the definition thereof in Section 11, any liability, loss, judgment, fine, ERISA excise tax or penalty, and amounts paid in settlement.

Section 23. Entire Agreement. This Agreement and the documents expressly referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters solely covered hereby are expressly superceded by this Agreement.

Section 24. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 25. Successor and Assigns. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement in form and substance reasonably satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 26. Service of Process and Venue. For purposes of any claims or proceedings to enforce this agreement, the Corporation consents to the jurisdiction and venue of any federal or state court of competent jurisdiction in the states of Delaware and California, and waives and agrees not to raise any defense that any such court is an inconvenient forum or any similar claim.

Section 27. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware without regard to the laws that might otherwise govern under applicable principles of conflicts law.

Section 28. Employment Rights. Nothing in this Agreement is intended to create in Indemnitee any right to employment or continued employment.

Section 29. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

Section 30. Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

CORPORATION: Smile Brands Group Inc., a Delaware corporation

By:
Name:
Title:

INDEMNITEE:

By:
Name:

Address:

Facsimile:

EXHIBIT A

UNDERTAKING AGREEMENT

This Undertaking Agreement (this “Agreement”) is made as of [                    ], 20[  ] by and between Smile Brands Group Inc., a Delaware corporation (the “Corporation”), and [                    ] (the “Indemnitee”).

RECITALS

A. WHEREAS, the Indemnitee has become a party to or otherwise involved in a Proceeding; and

B. WHEREAS, the Indemnitee desires that the Corporation advance and the Corporation has agreed upon the satisfaction of certain conditions to advance, to the extent provided under that certain Indemnification Agreement dated as of [                    ], 20[  ], by and between the Corporation and the Indemnitee (the “Indemnification Agreement”) and not prohibited by law, any expenses incurred by Indemnitee, or on Indemnitee’s behalf, in connection with any such Proceeding.

NOW, THEREFORE, in consideration of the covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Undertaking. In regard to any payments made by the Corporation to the Indemnitee pursuant to the terms of the Indemnification Agreement, the Indemnitee hereby undertakes and agrees to repay to the Corporation any and all amounts so paid promptly, but only to the extent that the Indemnitee is ultimately found based on a final disposition of any Proceedings, including any appeal thereof, not entitled to be indemnified by the Corporation under the Indemnification Agreement, the Bylaws of the Corporation, the DGCL, or other applicable law.

2. Unsecured and No Interest. All amounts paid to the Indemnitee under this Agreement shall be unsecured and interest free.

3. No Effect on Rights of the Indemnitee. This Agreement shall not affect in any manner any rights which the Indemnitee may have against the Corporation, any insurer or any other person to seek indemnification for, or reimbursement of, any expenses referred to herein or any judgment which may be rendered in any Proceeding.

4. Successor and Assigns. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives.

5. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts law.

6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

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7. Defined terms. Terms that are not defined herein shall have their respective meanings provided in the Indemnification Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

CORPORATION: Smile Brands Group Inc., a Delaware corporation

By:
Name:
Title:

INDEMNITEE:

By:
Name:

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